EXHIBIT NO. 4

INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS

Pursuant to Item 601(b) (4) (iii) of Regulation S-K, the Registrant hereby undertakes to furnish to the Commission, upon request, copies of the instruments defining the rights of holders of the long-term debt of Roanoke Electric Steel Corporation and its subsidiaries described in its 2003 Annual Report to Stockholders and Form 10-K.

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